Exhibit (f)

CONSENT OF

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft hereby consents to (i) the incorporation by reference into Registration Statement No. 333-161148 of Oesterreichische Kontrollbank Aktiengesellschaft (filed under Schedule B) of its report dated February 24, 2010 relating to the financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, which appears in the Annual Report on Form 18-K for the year ended December 31, 2009 and (ii) the use of its name under the heading “Introductory Note to Financial Statements” in the Annual Report on Form 18-K.

Date: June 14, 2010

/s/ DDR. MARTIN WAGNER /s/ MAG. RENATE VALA
DDr. Martin Wagner
Mag. Renate Vala
KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft